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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE


CONTACT:   RONALD HINDS
           615-345-5500


                        RENAL CARE GROUP, INC. ANNOUNCES
                       32% INCREASE IN EARNINGS PER SHARE

Nashville, Tennessee (November 1, 1999) - Renal Care Group, Inc.
(Nasdaq/NM:RCGI) today announced results for the third quarter and nine months ended September 30, 1999.

         Mr. Sam Brooks, president and chief executive officer of Renal Care Group, Inc., said, "We have achieved another record quarter, the 15th consecutive quarter in which we have met or exceeded analyst consensus expectations. Just as importantly, while doing so, we have improved the quality of life of more than 14,200 dialysis patients."

         Revenues for the third quarter ended September 30, 1999 increased 38% to $133.5 million compared with revenues, prior to restatement for a pooling-of-interest transaction, of $96.8 million for the same period in 1998. Net income increased 41% to $13.3 million, or $0.29 per share, compared with net income of $9.4 million, or $0.22 per share, in the same period last year.

         Revenues for the nine months ended September 30, 1999, increased 44% to $382.8 million compared with revenues of $266.8 million for the same period in 1998. Net income before nonrecurring merger costs increased 50% to $38.1 million, or $0.82 per share, compared with net income before nonrecurring costs of $25.4 million, or $0.60 per share, in the same period last year.

         As restated to give effect to the merger with Dialysis Centers of America, which, for accounting purposes, was treated as a pooling-of-interests, revenues for the third quarter ended September 30, 1999, increased 21% to $133.5 million as compared with $110.4 million for the same period in 1998. Net income before nonrecurring merger costs increased 29% to $13.3 million, or



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$0.29 per share, compared with net income of $10.3 million, or $0.22 per share, in the same period of last year.

         Revenues for the nine months ended September 30, 1999, increased 26% to $382.8 million compared with revenues of $304.4 million for the same period in 1998, also restated for the merger with Dialysis Centers of America. Net income before nonrecurring merger costs increased 43% to $38.1 million, or $0.82 per share, compared with net income of $26.7 million, or $0.59 per share, in the same period last year.

         Same-store treatment and revenue growth were 8.2% and 15.1%, respectively, for the three months ended September 30, 1999. The Company's days revenues in accounts receivable were 64 days at September 30, 1999, which remains well below the industry average.

         In closing, Mr. Brooks said, "Thus far into the fourth quarter, our expectations for another strong year have been confirmed. Our partnership with the National Kidney Foundation for patient education and Renal Care Group's inclusion in Fortune Magazine's list of 'One Hundred Fastest Growing Companies' increases our recognition as a company committed to both our patients and our shareholders."

         Renal Care Group, Inc. is a nephrology services company that focuses on providing care to patients with kidney disease, including patients suffering from chronic kidney failure. The Company treats approximately 14,200 patients through 181 owned outpatient dialysis centers, in addition to providing acute dialysis services in 103 hospitals. Over 3,800 associates provide services across the Company's 22-state network.

         This press release contains forward-looking statements that involve various risks and uncertainties. Actual results could differ materially from those contained in these forward-looking statements due to certain factors, including business and economic conditions and availability of financing. These and other risks and uncertainties are detailed in the Company's reports filed with the SEC.



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RCGI Announces Third Quarter Results
Page 3
November 1, 1999



                             RENAL CARE GROUP, INC.
                  UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                           THREE MONTHS ENDED SEPT. 30,           NINE MONTHS ENDED SEPT. 30,
                                      -------------------------------------  --------------------------------------
                                                                     AS                                     AS
                                                                 PREVIOUSLY                             PREVIOUSLY
                                                   RESTATED(1)    REPORTED                RESTATED(1)    REPORTED
                                         1999         1998          1998         1999         1998         1998
                                      -----------  -----------  -----------  -----------  -----------   -----------
Net revenue                           $   133,484  $   110,357  $    96,807  $   382,841  $   304,448   $   266,780
Operating costs and expenses              101,818       85,820       75,100      292,863      239,922       208,671
Depreciation and amortization               6,798        5,497        4,811       19,488       15,328        13,286
                                      -----------  -----------  -----------  -----------  -----------   -----------
Income from operations                     24,868       19,040       16,896       70,490       49,198        44,823
Interest expense                            1,284        1,557          906        3,977        4,239         2,248
                                      -----------  -----------  -----------  -----------  -----------   -----------
Income before merger costs,
  minority interest and taxes              23,584       17,483       15,990       66,513       44,959        42,575
Minority interest                           2,350        1,045        1,045        5,594        2,200         2,200
                                      -----------  -----------  -----------  -----------  -----------   -----------
Net income before merger costs
   and income taxes                        21,234       16,438       14,945       60,919       42,759        40,375
Income taxes                                7,963        6,126        5,530       22,845       16,048        14,939
                                      -----------  -----------  -----------  -----------  -----------   -----------

Net income before merger costs        $    13,271  $    10,312  $     9,415  $    38,074  $    26,711   $    25,436
                                      ===========  ===========  ===========  ===========  ===========   ===========

Diluted earnings per share
  before merger costs                 $      0.29  $      0.22  $      0.22  $      0.82  $      0.59   $      0.60
                                      ===========  ===========  ===========  ===========  ===========   ===========

Net income after merger costs         $    13,271  $    10,312  $     9,415  $    34,274  $    26,081   $    24,806
                                      ===========  ===========  ===========  ===========  ===========   ===========

Diluted earnings per share
  after merger costs                  $      0.29  $      0.22  $      0.22  $      0.74  $      0.57   $      0.58
                                      ===========  ===========  ===========  ===========  ===========   ===========

Weighted average shares
  outstanding                              46,400       46,035       42,580       46,500       45,643        42,500
                                      ===========  ===========  ===========  ===========  ===========   ===========

(1) Restated amounts give effect to the merger with DCA which was effective January 29, 1999, and was accounted for as a pooling of interests.


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